Exhibit 10.8

RESTRICTED STOCK UNIT AWARD AGREEMENT

DASEKE, INC.

 2017 Omnibus Incentive Plan

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the 19th day of September, 2019 between Daseke, Inc. (the “Company”), and Brian Bonner (the “Participant”), and is made pursuant to the terms of the Company’s 2017 Omnibus Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.        Restricted Stock Units.  In connection with the Participant’s employment with the Company, the Company hereby issues to the Participant, as of the Grant Date,  500,000 restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”).  Each RSU represents the right to receive one share, subject to the terms and conditions set forth in this Agreement and the Plan.  For purposes of this Agreement, the “Grant Date” shall be September 6, 2019.

Section 2.        Vesting Requirements.

(a)        Generally.  Except as otherwise provided herein, the RSUs (and any associated Dividend Equivalents, as defined below) shall vest and become non-forfeitable with respect to the number of Shares subject to the Award represented by the Vesting Percentage on the corresponding “Vesting Date” determined in accordance with the following schedule, subject to the Participant’s continuous service to the Company and its Affiliates as an employee or as a member of the Board (“Service”) from the Grant Date through the applicable Vesting Date.

Vesting Date	Vesting Percentage
1st anniversary of the Grant Date	50%
2nd anniversary of the Grant Date	50%

(b)        Change in Control.  Notwithstanding Section 2(a) hereof,  upon the occurrence of a Change in Control, 100% of any then unvested RSUs (and any Dividend Equivalents) granted hereunder shall immediately become fully vested and non-forfeitable, provided that the Participant remains in continuous Service from the Grant Date through the occurrence of the Change in Control, except to the extent that a Replacement Award (as such award is defined and determined under Section 13 of the Plan) is provided to the Participant to replace or adjust this outstanding Award.

(c)        Involuntary Termination of Service.  Notwithstanding Section 2(a) hereof, provided that the Participant timely executes (and does not revoke) the Release (as such term is defined in that certain employment agreement by and between the Participant and the Company, dated as of September 19, 2019 (the “Employment Agreement”)) and continues to abide by each of the Participant’s commitments set forth in Sections 8, 9 and 10 of the Employment Agreement,  then in the event, prior to the final Vesting Date, of:

(i)         both (x) the termination of the Participant’s employment by the Company without Cause (as such term is defined in the Employment Agreement) and (y) the Participant’s cessation of service as a member of the Board because of the Company’s failure to nominate the Participant for election to the Board by the Company’s shareholders, then 100% of any then unvested RSUs (and any Dividend Equivalents) granted hereunder shall immediately become fully vested and non-forfeitable on the later to occur of the foregoing clauses (x) and (y); and

(ii)       the Participant’s resignation from employment with the Company for Good Reason (as such term is defined in the Employment Agreement) on or before the first anniversary of the effective date of the Employment Agreement,  then 100% of any then unvested RSUs (and any Dividend Equivalents) granted hereunder shall immediately become fully vested and non-forfeitable on the Termination Date.  For the avoidance of doubt, in the event the Participant resigns for Good Reason following the first anniversary of the effective date of the Employment Agreement, the preceding sentence shall be of no force or effect, and the treatment of the Award in connection with such termination of the Participant’s service shall be determined in accordance with Section 2(e) hereof.

For purposes of this Agreement, the “Termination Date” shall be the date the Participant’s employment or service with the Company, as applicable, terminates for any reason entitling the Participant to accelerated vesting pursuant to Sections 2(c) or 2(d).

(d)        Termination of Service due to Death or Disability.  Notwithstanding Section 2(a) hereof, in the event of the termination of the Participant’s Service prior to the final Vesting Date due to the Participant’s death or Disability, any then unvested RSUs (and any Dividend Equivalents associated with such unvested RSUs) shall immediately become vested and non-forfeitable on a pro rata basis, determined based on (i) the number of full months completed in the period beginning on the Grant Date and ending on the Termination Date divided by (ii) 24, with such quotient then being reduced by the 50% Vesting Percentage determined in accordance with Section 2(a) if the Participant’s death or Disability occurs on or after the first anniversary of the Grant Date.

(e)        Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Sections 2(c) or 2(d) hereof, all outstanding and unvested RSUs (and any associated Dividend Equivalents) shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.  Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all RSUs and Dividend Equivalents, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 3.       Settlement.  As soon as reasonably practicable following a Vesting Date, Termination Date, or the occurrence of the Change in Control that does not include the receipt of any Replacement Award by the Participant, as applicable (and in any event within 60 days following the applicable Vesting Date,  Termination Date, or the occurrence of the Change in Control that does not include the receipt of any Replacement Award by the Participant,  as applicable), any RSUs and Dividend Equivalents that become vested and non-forfeitable pursuant to Section 2 hereof shall be paid by the Company delivering to the Participant a number of Shares equal to the number of such RSUs and a cash payment equal to the associated Dividend Equivalents.

Section 4.         Restrictions on Transfer.  No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.  Notwithstanding the foregoing, at the discretion of the Committee, RSUs may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.

Section 5.        Adjustments.  The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.

Section 6.        No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.

Section 7.        Tax Withholding.  The Company will withhold from the Shares to be issued to you (and from the amount of cash associated with any Dividend Equivalents payable to you) pursuant to Section 3 of this Agreement the number of Shares (and amount of cash) determined at up to the maximum allowable rate in the Participant’s relevant tax jurisdiction, based (with respect to the RSUs) on the Shares’ Fair Market Value at the time such determination is made.

Section 8.        No Voting Rights as a Stockholder; Rights to Dividends or Other Distributions.  The Participant shall not have any voting privileges of a stockholder of the Company with respect to any RSUs unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof.  However, in the event that the Company declares and pays a dividend in respect of its outstanding Shares on or after the Grant Date and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall retain an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record as of such record date, of the number of Shares related to the portion of the RSUs that have not been settled as of such record date, (such payments “Dividend Equivalents”).  The Dividend Equivalents will be paid in accordance with Section 3 hereof.

Section 9.        Clawback.  The Award will be subject to recoupment in accordance with any existing clawback policy or clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause.  The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “constructive termination.”

Section 10.      Amendment and Termination.  Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto.  Notwithstanding the immediately preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 11.     Securities Law Requirements.  Notwithstanding any other provision of this Agreement, the Company shall have no liability to make any distribution of Shares under this Agreement unless such delivery or distribution would comply with all applicable laws.  In particular, no Shares will be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.

Section 12.      Construction.  The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 13.      Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 14.      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15.      Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16.      Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

DASEKE, INC.

By:	/s/ Soumit Roy

Name:	Soumit Roy

Title:	Secretary

PARTICIPANT

/s/ Brian Bonner
Participant’s Signature	Date

Name:	Brian Bonner

Address:

SIGNATURE PAGE TO

RESTRICTED STOCK UNIT AWARD AGREEMENT